EXHIBIT 99.1
NEWS RELEASE
For more information, contact:

Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

FOR IMMEDIATE RELEASE

Flagstar Announces Return to Profitability in Second Quarter 2012

Reports second quarter 2012 net income of $86.0 million, or $0.15 per share, and year-to-date 2012 net income of $77.3 million, or $0.13 per share;
Continuing improvements in consumer credit quality

TROY, Mich. (July 17, 2012) - Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced its return to profitability, reporting second quarter 2012 net income applicable to common stockholders of $86.0 million, or $0.15 per share, as compared to a first quarter 2012 net loss of $(8.7) million, or $(0.02) per share and a second quarter 2011 net loss of $(74.9) million, or $(0.14) per share. For the six months ended June 30, 2012, net income applicable to common stockholders totaled $77.3 million, or $0.13 per share, as compared to a net loss of $(106.6) million, or $(0.19) per share during the same period in 2011.

"I am very pleased to report strong net income for the second quarter and for the first six months of 2012," said Joseph P. Campanelli, Chairman of the Board, President and CEO. "Returning to profitability following an extended period of losses marks a major milestone for our bank, and is the culmination of countless hours of hard work and dedication by our employees. While we are excited about reaching this significant milestone, we recognize that we still have a great deal of work ahead of us. We have made great progress in transforming Flagstar into a diversified super-community bank, and we remain committed to delivering diversified products and exceptional service to our customers and generating value for our shareholders."

Campanelli continued, "Our second quarter performance reflects the earnings power of our industry-leading mortgage banking franchise and a continued focus on risk management and controlling credit costs, while at the same time, adding reserves to the balance sheet. We also continued to see improvements in our consumer loan credit quality, with total delinquent consumer loans decreasing for the third consecutive quarter."

Second Quarter Highlights:

•	Gain on loan sale income increased to $212.7 million, reflecting a margin of 1.66 percent, as compared to $204.9 million, reflecting a margin of 1.89 percent, in the prior quarter.

•	Bank net interest margin remained relatively flat at 2.37 percent, as compared to 2.41 percent in the prior quarter.

•	Tier 1 capital ratio (to adjusted total assets) increased to 9.07 percent and total risk-based capital ratio (to risk-weighted assets) increased to 17.03 percent.

•
Significant liquidity at quarter-end, with cash on hand and interest-earning deposits of $1.3 billion, in addition to over $600 million in unused borrowing capacity at the Federal Home Loan Bank of Indianapolis (FHLB).

•
Total reserves increased by $25.0 million from the prior quarter, with the allowance for loan losses increasing to $287.0 million and the representation and warranty reserve increasing to $161.0 million.

•	Total delinquent loans (i.e., 30 days or more past due) held-for-investment decreased slightly from the prior quarter.

Second quarter 2012 net income of $0.15 per share (diluted) was based on average shares outstanding of 561,821,000, as compared to a first quarter 2012 net loss of $(0.02) per share (diluted) based on average shares outstanding of 556,623,000 and a second quarter 2011 net loss of $(0.14) per share (diluted) based on average shares outstanding of 553,946,000.

For the six months ended June 30, 2012, the net income of $0.13 per share (diluted) was based on average shares outstanding of 560,082,000, as compared to the net loss of $(0.19) per share (diluted) based on average shares of 553,752,000 during the same period 2011.

Net Interest Income

Second quarter 2012 net interest income was generally unchanged at $75.5 million, as compared to $74.7 million for the first quarter 2012. Net interest margin for the Bank compressed slightly to 2.37 percent for the second quarter 2012, from 2.41 percent for the first quarter 2012. The slight decrease in net interest margin for the Bank primarily reflects the lower interest rate environment during the second quarter 2012. Yields on interest-earning assets declined at a greater rate than the rates paid on interest-bearing liabilities, partially offset by an increase in average interest-earning assets.

Average interest-earning assets increased to $12.9 billion in the second quarter 2012, as compared to $12.6 billion for the first quarter 2012. This increase was primarily driven by an increase in the average balance of available for sale mortgage loans due to the increase in mortgage originations during the quarter, and an increase in commercial loans held-for-investment driven by new commercial relationships.

The Company's average cost of funds for the second quarter 2012 decreased to 1.72 percent, an improvement from the prior quarter of 1.76 percent. This decline was driven primarily by an increase in lower-cost retail core deposits from prior quarter. The average cost of total retail deposits declined during the second quarter 2012 to 0.98 percent, as compared to 1.06 percent during the first quarter 2012.

Non-interest Income

Second quarter 2012 non-interest income increased to $240.3 million, as compared to $221.4 million for the first quarter 2012. Excluding the provision related to the representation and warranty reserve (discussed in Credit-Related Costs and Asset Quality below), non-interest income increased to $286.4 million for the second quarter 2012, as compared to $281.9 million for the first quarter 2012. The increase was primarily due to higher net gain on loan sales, which was reflective of strong consumer demand for the refinancing of residential mortgage loans in a declining interest rate environment. Additionally, the Company believes it has been able to strategically take advantage of opportunities given the current displacement in the mortgage market.

Second quarter 2012 net gain on loan sales increased to $212.7 million, as compared to $204.9 million for the first quarter 2012. This increase from the prior quarter was a result of increases in both residential first mortgage rate lock commitments and sales of residential first mortgage loans.

Gain on loan sale margin is calculated based on residential first mortgage rate lock commitments and actual sales of residential first mortgage loans, and is net of sales expenses, hedging costs and provisions related to the representation and warranty reserve (i.e., the portion of the reserve established at the time of sale). Gain on loan sale margin declined to 1.66 percent for the second quarter 2012, as compared to 1.89 percent for the first quarter 2012, due to increased hedging costs resulting from a more rapid declining rate market during second quarter 2012, as compared to the first quarter 2012. Residential first mortgage rate lock commitments increased 17.9 percent to $17.5 billion for the second quarter 2012, as compared to $14.9 billion for the first quarter 2012. Loan sales of residential first mortgage loans also increased for the second quarter 2012 to $12.8 billion, as compared to $10.8 billion for the first quarter 2012.

Residential first mortgage loan originations, which are principally comprised of agency-eligible residential first mortgage loans, increased to $12.5 billion for the second quarter 2012, as compared to $11.2 billion for the first quarter 2012.

Loan fees and charges increased to $34.8 million for the second quarter 2012, as compared to $30.0 million for the first quarter 2012, reflecting the increase in residential first mortgage loan originations during the quarter.

Net servicing revenue, which is the combination of net loan administration income (including the economic hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), decreased to $28.7 million for the second quarter 2012, as compared to $32.9 million for the first quarter 2012. This decrease from the prior quarter reflects a lower value of mortgage servicing rights in the second quarter 2012, principally as a result of an increase in prepayment speeds due to the refinancing of consumer mortgages from the decline in interest rates during the quarter. This decline in value was substantially offset by income generated from both the economic hedges (e.g., U.S. Treasury and Eurodollar futures, swap futures, and “to be announced” forwards) and the on-balance sheet hedges.
Non-interest Expense

Second quarter 2012 non-interest expense declined to $169.5 million, as compared to $188.7 million for the first quarter 2012. The 10.2 percent decrease in non-interest expense from prior quarter was primarily driven by decreases in asset resolution expense, warrant expense, and general and administrative expense. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality below), non-interest expense declined to $148.6 million for the second quarter 2012, as compared to $152.0 million for the first quarter 2012. The efficiency ratio, as adjusted to exclude credit-related costs, improved to 41.2 percent for the second quarter 2012, as compared to 42.6 percent for the first quarter 2012 (see non-GAAP reconciliation).

Compensation and benefits were $65.4 million for the second quarter 2012, relatively flat as compared to $66.0 million for the first quarter 2012. Commission expense increased to $17.8 million for the second quarter 2012, as compared to $15.5 million for the first quarter 2012, as a result of the 12.3 percent increase in residential first mortgage loan originations during the quarter.

Warrant income for the second quarter 2012 was $(0.6) million, as compared to an expense of $2.5 million in the first quarter 2012, reflecting the decrease in the quarterly valuation of the outstanding warrant liability arising from the decrease in the market price of the Company's common stock at June 30, 2012, as compared to March 31, 2012.

Balance Sheet and Funding

Total assets at June 30, 2012 were $14.4 billion, as compared to $14.0 billion at March 31, 2012. The increase from the prior quarter was primarily the result of a $512.4 million increase in cash and cash equivalents arising from a short-term, period-end increase in company-controlled deposits.

Loans are primarily funded with deposits obtained through banking centers in Michigan and from public units, as well as from deposits obtained in prior years from investment banking firms and not yet matured. Funds are also obtained through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB in varying maturities depending on current needs, customer escrow accounts and security repurchase agreements. Several of these sources are relied on at different times to address daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs and interest rate risk.

At June 30, 2012, the Bank had approximately $1.3 billion of cash on hand and interest-earning deposits, as compared to $757.9 million at March 31, 2012. The Bank also maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At June 30, 2012, the Bank's outstanding long-term borrowings on the FHLB line of credit were approximately $3.4 billion, with no short-term borrowings outstanding. At June 30, 2012, the Bank also had approximately $650 million of collateralized borrowing capacity available.

Credit-Related Costs and Asset Quality

For the second quarter 2012, total credit-related costs decreased to $127.6 million, as compared to $213.6 million for the first quarter 2012 (see non-GAAP reconciliation).

The allowance for loan losses at June 30, 2012 increased to $287.0 million, as compared to $281.0 million at March 31, 2012. The increase from prior quarter was primarily attributable to an increase in residential first mortgage loan modifications (also referred to as troubled debt restructurings) and an increase in historical loss rates, which are updated quarterly. These increases were partially offset by a decrease in commercial allowance for loan losses, as older loans (originated prior to 2009) with higher loss rates paid off and were partially replaced by new originations with lower loss rates.

At June 30, 2012, the ratio of the allowance for loan losses to loans held-for-investment was 4.4 percent and the ratio of the allowance for loan losses to non-performing loans held-for-investment was 66.5 percent, as compared to 4.2 percent and 69.1 percent, respectively, at March 31, 2012.

The provision for loan losses in the second quarter 2012 decreased to $58.4 million, as compared to $114.7 million for the first quarter 2012. The decline in second quarter 2012 provision for loan losses primarily reflects a lower level of net charge-offs for the second quarter 2012. In the prior quarter, the Company wrote-off its specific valuation allowances related to residential and commercial loans over 180 days past due, and no longer carries such allowances.

Total non-performing loans increased to $431.6 million at June 30, 2012, as compared to $406.6 million at March 31, 2012. The increase from the prior quarter was driven by a $45.8 million increase in non-performing commercial loans, substantially all of which was related to commercial real estate loans originated prior to 2009. Non-performing consumer loans decreased by $20.8 million from the prior quarter, partially offsetting the increase in non-performing commercial loans.

Total delinquent loans decreased to $522.5 million at June 30, 2012, as compared to $533.4 million at March 31, 2012, primarily due to decreases in the 30-59 days past due and the 60-89 days past due loans.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects its estimate of probable losses that it may incur on loans that have been sold or securitized into the secondary market, primarily to the government sponsored entities ("GSEs"). At June 30, 2012, the representation and warranty reserve was $161.0 million, a 13.4 percent increase, as compared to $142.0 million at March 31, 2012. The representation and warranty reserve reflects an increase in pending loan demands from the GSEs and changes in loss severity rates. In the second quarter 2012, provisions related to the representation and warranty reserve, other than as included in our gain on sale computations, were $46.0 million, as compared to $60.5 million for the first quarter 2012.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which we file claims with the U.S. Department of Housing and Urban Development) decreased to $20.9 million for the second quarter 2012, as compared to $36.8 million for the first quarter 2012. This decrease from the prior quarter was primarily attributable to a reduction in expected losses from loans repurchased with government guarantees, a reduction in foreclosure costs, and an improvement in recoveries.

Capital

The Bank was considered “well-capitalized” for regulatory purposes at June 30, 2012, and had regulatory capital ratios of 9.07 percent for the Tier 1 capital ratio (to adjusted total assets) and 17.03 percent for the total risk-based capital ratio (to risk-weighted assets). At June 30, 2012, the Company had a Tier 1 common capital ratio (to risk-weighted assets) of 9.60 percent and an equity-to-assets ratio of 8.20 percent.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, July 18, 2012 from 11 a.m. until noon (Eastern).

Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company's website, www.flagstar.com, with replays available at that site for at least 10 days.

To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (800) 344-6491 toll free or (785) 830-7988 and use passcode: 4797176.

About Flagstar

Flagstar Bancorp, Inc. is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $14.4 billion in total assets at June 30, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of June 30, 2012, Flagstar operated 111 branches in Michigan, 30 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.
Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; our ability to control credit related costs and forecast the adequacy of reserves; and the imposition of regulatory enforcement actions against us. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Assets	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash items	$71,184	$46,946	$49,715	$56,031
Interest-earning deposits	1,199,205	711,002	681,343	701,852
Cash and cash equivalents	1,270,389	757,948	731,058	757,883
Securities classified as trading	169,834	307,355	313,383	292,438
Securities classified as available-for-sale	424,765	448,147	481,352	551,173
Loans held-for-sale ($2,195,679, $2,132,842, $1,629,618, and $1,870,499 at fair value at June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively)	2,459,482	2,492,855	1,800,885	2,002,888
Loans repurchased with government guarantees	1,999,110	2,002,999	1,899,267	1,711,591
Loans held-for-investment ($20,231, $20,365, $22,651, and $21,514 at fair value at June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively)	6,550,257	6,659,538	7,038,587	5,975,134
Less: allowance for loan losses	(287,000)	(281,000)	(318,000)	(274,000)
Loans held-for-investment, net	6,263,257	6,378,538	6,720,587	5,701,134
Total interest-earning assets	12,515,653	12,340,896	11,896,817	10,961,076
Accrued interest receivable	103,985	108,143	105,200	91,527
Repossessed assets, net	107,235	108,686	114,715	110,050
Federal Home Loan Bank stock	301,737	301,737	301,737	301,737
Premises and equipment, net	209,126	206,573	203,578	244,565
Mortgage servicing rights	638,865	596,830	510,475	577,401
Other assets	420,661	332,538	455,236	320,425
Total assets	$14,368,446	$14,042,349	$13,637,473	$12,662,812
Liabilities and Stockholders' Equity
Deposits	$8,922,847	$8,599,153	$7,689,988	$7,405,027
Federal Home Loan Bank advances	3,400,000	3,591,000	3,953,000	3,406,571
Long-term debt	248,585	248,585	248,585	248,610
Total interest-bearing liabilities	12,571,432	12,438,738	11,891,573	11,060,208
Accrued interest payable	12,271	10,124	8,723	10,935
Representation and warranty reserve	161,000	142,000	120,000	79,400
Other liabilities ($19,100, $19,100, $18,300, and $0 at fair value at June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively)	445,394	364,066	537,461	337,829
Total liabilities	13,190,097	12,954,928	12,557,757	11,488,372
Stockholders' Equity
Preferred stock $0.01 par value, liquidation value $1,000 per share, 25,000,000 shares authorized; 266,657 issued and outstanding and outstanding at June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively	257,556	256,139	254,732	251,959
Common stock $0.01 par value, 700,000,000 shares authorized; 557,722,618, 557,132,814, 555,775,639, and 554,163,337 shares issued and outstanding at June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively	5,577	5,571	5,558	5,542
Additional paid in capital	1,468,905	1,467,476	1,466,461	1,464,131
Accumulated other comprehensive income (loss)	8,274	6,167	(7,819)	(356)
Accumulated deficit	(561,963)	(647,932)	(639,216)	(546,836)
Total stockholders' equity	1,178,349	1,087,421	1,079,716	1,174,440
Total liabilities and stockholders' equity	$14,368,446	$14,042,349	$13,637,473	$12,662,812

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest Income
Loans	$115,611	$113,908	$98,155	$229,519	$200,269
Securities classified as available-for-sale or trading	6,850	8,571	8,949	15,421	17,046
Interest-earning deposits and other	462	412	957	874	1,925
Total interest income	122,923	122,891	108,061	245,814	219,240
Interest Expense
Deposits	18,321	18,986	24,902	37,307	51,924
FHLB advances	27,386	27,394	30,218	54,779	60,196
Other	1,738	1,778	1,617	3,517	3,223
Total interest expense	47,445	48,158	56,737	95,603	115,343
Net interest income	75,478	74,733	51,324	150,211	103,897
Provision for loan losses	58,428	114,673	48,384	173,101	76,693
Net interest income (loss) after provision for loan losses	17,050	(39,940)	2,940	(22,890)	27,204
Non-Interest Income
Loan fees and charges	34,783	29,973	14,712	64,757	30,850
Deposit fees and charges	5,039	4,923	7,845	9,961	15,345
Loan administration	25,012	38,885	30,450	63,898	69,786
Gain (loss) on trading securities	3,711	(5,971)	102	(2,260)	28
Loss on transferors' interest	(1,244)	(409)	(2,258)	(1,653)	(4,640)
Net gain on loan sales	212,666	204,853	39,827	417,518	90,012
Net loss on sales of mortgage servicing rights	(983)	(2,317)	(2,381)	(3,299)	(2,493)
Net gain on securities available-for-sale	20	310	—	330	—
Net (loss) gain on sale of assets	(26)	27	1,293	—	256
Total other-than-temporary impairment (loss) gain	(1,707)	3,872	39,725	2,810	39,725
Gain (loss) recognized in other comprehensive income before taxes	690	(5,047)	(55,309)	(5,002)	(55,309)
Net impairment losses recognized in earnings	(1,017)	(1,175)	(15,584)	(2,192)	(15,584)
Representation and warranty reserve - change in estimate	(46,028)	(60,538)	(21,364)	(106,566)	(41,791)
Other fees and charges, net	8,401	12,816	5,436	21,216	12,575
Total non-interest income	240,334	221,377	58,078	461,710	154,344

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Non-Interest Expense
Compensation and benefits	65,402	65,989	53,719	131,390	109,459
Commissions	17,838	15,466	7,437	33,305	15,005
Occupancy and equipment	18,706	16,950	16,969	35,656	33,587
Asset resolution	20,851	36,770	23,282	57,621	61,391
Federal insurance premiums	12,104	12,324	10,789	24,428	19,515
Other taxes	370	946	667	1,327	1,533
Warrant (income) expense	(551)	2,549	(1,998)	1,998	(2,825)
General and administrative	34,777	37,752	20,057	72,518	40,488
Total non-interest expense	169,497	188,746	130,922	358,243	278,153
Income (loss) before federal income taxes	87,887	(7,309)	(69,904)	80,577	(96,605)
Provision for federal income taxes	500	—	264	500	528
Net income (loss)	87,387	(7,309)	(70,168)	80,077	(97,133)
Preferred stock dividend/accretion (1)	(1,417)	(1,407)	(4,720)	(2,824)	(9,429)
Net income (loss) applicable to common stockholders	$85,970	$(8,716)	$(74,888)	$77,253	$(106,562)
Income (loss) per share
Basic	$0.15	$(0.02)	$(0.14)	$0.13	$(0.19)
Diluted	$0.15	$(0.02)	$(0.14)	$0.13	$(0.19)

(1)
The preferred stock dividend/accretion for the three months ended June 30, 2012 and March 31, 2012 and six months ended June 30, 2012, respectively, represents only the accretion. As of December 31, 2011, the Company elected the deferral of dividend and interest payments on preferred stock.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
Summary of Consolidated Statements of Operations	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Return on average assets	2.37%	(0.25)%	(2.32)%	1.08%	(1.64)%
Return on average equity	31.09%	(3.07)%	(24.87)%	13.78%	(17.40)%
Efficiency ratio (1)	53.7%	63.7%	119.7%	58.5%	107.7%
Efficiency ratio (credit-adjusted) (1)	41.2%	42.6%	82.3%	41.8%	72.2%
Equity/assets ratio (average for the period)	7.62%	8.00%	9.33%	7.81%	9.40%
Mortgage loans originated (2)	$12,547,017	$11,169,409	$4,642,864	$23,716,426	$9,499,248
Other loans originated	$203,584	$271,445	$152,408	$475,029	$183,698
Mortgage loans sold and securitized	$12,777,311	$10,829,798	$4,362,518	$23,607,109	$10,192,026
Interest rate spread - Bank only (3)	2.10%	2.15%	1.62%	2.12%	1.62%
Net interest margin - Bank only (4)	2.37%	2.41%	1.86%	2.39%	1.87%
Interest rate spread - Consolidated (3)	2.08%	2.13%	1.61%	2.10%	1.61%
Net interest margin - Consolidated (4)	2.32%	2.35%	1.81%	2.34%	1.81%
Average common shares outstanding	557,405,579	556,623,046	553,946,138	557,014,312	553,751,593
Average fully diluted shares outstanding	561,821,303	556,623,046	553,946,138	560,082,317	553,751,593
Average interest earning assets	$12,943,237	$12,640,668	$11,297,984	$12,791,952	$11,385,031
Average interest paying liabilities	$11,100,307	$10,994,258	$10,301,159	$11,047,283	$10,380,371
Average stockholder's equity	$1,106,224	$1,136,618	$1,204,652	$1,121,421	$1,224,829
Charge-offs to average investment loans (annualized)	3.24%	8.99%	3.15%	6.18%	2.64%

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Equity/assets ratio	8.20%	7.74%	7.92%	9.27%
Tier 1 capital ratio (to adjusted total assets) (5)	9.07%	8.64%	8.95%	10.07%
Total risk-based capital ratio (to risk-weighted assets) (5)	17.03%	16.06%	16.64%	19.73%
Book value per common share	$1.65	$1.49	$1.48	$1.66
Number of common shares outstanding	557,722,618	557,132,814	555,775,639	554,163,337
Mortgage loans serviced for others	$76,192,099	$68,207,554	$63,770,676	$57,087,989
Weighted average service fee (bps)	30.4	28.7	30.8	30.3
Capitalized value of mortgage servicing rights	0.84%	0.88%	0.80%	1.01%
Ratio of allowance for loan losses to non-performing loans held-for-investment (6)	66.5%	69.1%	65.1%	67.9%
Ratio of allowance for loan losses to loans held-for-investment (6)	4.38%	4.22%	4.52%	4.59%
Ratio of non-performing assets to total assets (bank only)	3.75%	3.67%	4.43%	4.10%
Number of bank branches	111	113	113	162
Number of loan origination centers	30	28	27	30
Number of employees (excluding loan officers and account executives)	3,184	2,970	2,839	2,990
Number of loan officers and account executives	336	311	297	316

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

(6)	Bank only and does not include non-performing loans held-for-sale.

Loan Originations (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
Consumer loans:
Mortgage (1)	$12,547,017	98.4%	$11,169,409	97.7%	$4,642,864	96.8%
Other consumer (2)	6,501	0.1%	4,479	—%	2,526	0.1%
Total consumer loans	12,553,518	98.5%	11,173,888	97.7%	4,645,390	96.9%
Commercial loans (3)	197,083	1.5%	266,966	2.3%	149,882	3.1%
Total loan originations	$12,750,601	100.0%	$11,440,854	100.0%	$4,795,272	100.0%

	For the Six Months Ended
	June 30, 2012		June 30, 2011
Consumer loans:
Mortgage (1)	$23,716,426	98.1%	$9,499,248	98.1%
Other consumer (2)	10,980	—%	3,653	—%
Total consumer loans	23,727,406	98.1%	9,502,901	98.1%
Commercial loans (3)	464,049	1.9%	180,045	1.9%
Total loan originations	$24,191,455	100.0%	$9,682,946	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	June 30, 2012		March 31, 2012		December 31, 2011		June 30, 2011
Consumer loans:
Residential first mortgage	$3,102,137	47.4%	$3,304,889	49.7%	$3,749,821	53.1%	$3,745,240	62.7%
Second mortgage	127,434	1.9%	132,463	2.0%	138,912	2.0%	155,537	2.6%
Warehouse lending	1,261,442	19.3%	1,104,205	16.6%	1,173,898	16.7%	513,678	8.6%
HELOC	198,228	3.0%	209,228	3.1%	221,986	3.2%	241,396	4.0%
Other	57,605	0.9%	62,111	0.9%	67,613	1.0%	77,052	1.3%
Total consumer loans	4,746,846	72.5%	4,812,896	72.3%	5,352,230	76.0%	4,732,903	79.2%
Commercial loans:
Commercial real estate	1,075,015	16.4%	1,157,911	17.3%	1,242,969	17.7%	1,111,131	18.6%
Commercial and industrial	569,288	8.7%	544,481	8.2%	328,879	4.7%	106,943	1.8%
Commercial lease financing	159,108	2.4%	144,250	2.2%	114,509	1.6%	24,157	0.4%
Total commercial loans	1,803,411	27.5%	1,846,642	27.7%	1,686,357	24.0%	1,242,231	20.8%
Total loans held-for-investment	$6,550,257	100.0%	$6,659,538	100.0%	$7,038,587	100.0%	$5,975,134	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Beginning balance	$281,000	$318,000	$271,000	$318,000	$274,000
Provision for loan losses	58,428	114,673	48,384	173,101	76,693
Charge-offs
Consumer loans:
Residential first mortgage	(22,570)	(95,432)	(9,441)	(118,002)	(12,543)
Second mortgage	(4,057)	(5,283)	(6,138)	(9,340)	(11,916)
Warehouse lending	—	—	(288)	—	(288)
HELOC	(4,257)	(6,419)	(4,925)	(10,676)	(9,988)
Other	(728)	(1,190)	(507)	(1,918)	(1,346)
Total consumer loans	(31,612)	(108,324)	(21,299)	(139,936)	(36,081)
Commercial loans:
Commercial real estate	(31,277)	(45,033)	(25,957)	(76,310)	(45,246)
Commercial and industrial	(23)	(1,581)	(9)	(1,604)	(57)
Total commercial loans	(31,300)	(46,614)	(25,966)	(77,914)	(45,303)
Total charge-offs	(62,912)	(154,938)	(47,265)	(217,850)	(81,384)
Recoveries
Consumer loans:
Residential first mortgage	6,582	550	342	7,132	827
Second mortgage	1,039	249	344	1,288	1,210
Warehouse lending	—	—	—	—	5
HELOC	93	257	443	350	929
Other	395	212	290	607	529
Total consumer loans	8,109	1,268	1,419	9,377	3,500
Commercial loans:
Commercial real estate	2,344	1,992	462	4,336	1,191
Commercial and industrial	31	5	—	36	—
Total commercial loans	2,375	1,997	462	4,372	1,191
Total recoveries	10,484	3,265	1,881	13,749	4,691
Charge-offs, net of recoveries	(52,428)	(151,673)	(45,384)	(204,101)	(76,693)
Ending balance	$287,000	$281,000	$274,000	$287,000	$274,000
Net charge-off ratio	3.24%	8.99%	3.15%	6.18%	2.64%

Composition of Allowance for Loan Losses
(In thousands)
(Unaudited)

June 30, 2012	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans:
Residential first mortgage	$75,887	$99,829	$175,716
Second mortgage	14,654	5,429	20,083
Warehouse lending	1,556	—	1,556
HELOC	15,073	2,780	17,853
Other	2,502	83	2,585
Total consumer loans	109,672	108,121	217,793
Commercial loans:
Commercial real estate	48,703	9,704	58,407
Commercial and industrial	8,485	23	8,508
Commercial lease financing	2,292	—	2,292
Total commercial loans	59,480	9,727	69,207
Total allowance for loan losses	$169,152	$117,848	$287,000

March 31, 2012
Consumer loans:
Residential first mortgage	$73,092	$85,569	$158,661
Second mortgage	15,724	3,343	19,067
Warehouse lending	1,824	—	1,824
HELOC	14,760	18	14,778
Other	2,593	—	2,593
Total consumer loans	107,993	88,930	196,923
Commercial loans:
Commercial real estate	52,410	19,060	71,470
Commercial and industrial	2,654	—	2,654
Commercial lease financing	9,953	—	9,953
Total commercial loans	65,017	19,060	84,077
Total allowance for loan losses	$173,010	$107,990	$281,000

(1)
Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.

(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Non-performing loans held-for-investment	$431,599	$406,583	$488,367	$403,381
Real estate and other non-performing assets, net	107,235	108,686	114,715	110,050
Non‑performing assets held-for-investment, net	538,834	515,269	603,082	513,431
Non-performing loans available-for-sale	2,430	2,842	4,573	5,341
Total non-performing assets including loans available-for-sale	$541,264	$518,111	$607,655	$518,772
Ratio of non‑performing loans held-for- investment to loans held-for-investment	6.59%	6.11%	6.94%	6.75%
Ratio of non-performing assets to total assets (Bank)	3.75%	3.67%	4.43%	4.10%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
June 30, 2012
Consumer loans (1)	$62,123	$24,762	$293,474	$380,359	$4,746,846
Commercial loans (1)	1,719	2,345	138,125	142,189	1,803,411
Total loans	$63,842	$27,107	$431,599	$522,548	$6,550,257
March 31, 2012
Consumer loans (1)	$67,719	$39,133	$314,232	$421,084	$4,812,896
Commercial loans (1)	11,133	8,802	92,351	112,286	1,846,642
Total loans	$78,852	$47,935	$406,583	$533,370	$6,659,538
December 31, 2011
Consumer loans (1)	$83,670	$41,602	$387,362	$512,634	$5,352,230
Commercial loans (1)	7,464	12,385	101,005	120,854	1,686,357
Total loans	$91,134	$53,987	$488,367	$633,488	$7,038,587
June 30, 2011
Consumer loans (1)	$91,185	$46,082	$298,751	$436,018	$4,732,903
Commercial loans (1)	1,392	187	104,630	106,209	1,242,231
Total loans	$92,577	$46,269	$403,381	$542,227	$5,975,134

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
Description	(000's)	bps	(000's)	bps	(000's)	bps
Valuation gain (loss):
Value of interest rate locks	$64,123	50	$(2,700)	(2)	$(2,860)	(7)
Value of forward sales	(47,126)	(37)	43,810	40	(3,657)	(8)
Fair value of loans held-for-sale	176,741	138	121,066	112	82,760	190
LOCOM adjustments on loans held-for-investment	—	—	(21)	—	46	—
Total valuation gains	193,738	151	162,155	150	76,289	175

Sales gains (losses):
Marketing gains, net of adjustments	180,691	141	131,512	121	21,865	50
Pair-off (losses) gains	(156,120)	(122)	(83,763)	(77)	(56,952)	(131)
Provision for representation and warranty reserve	(5,643)	(4)	(5,051)	(5)	(1,375)	(3)
Total sales gains	18,928	15	42,698	39	(36,462)	(84)
Total gain on loan sales and securitizations	$212,666	166	$204,853	189	$39,827	91
Total mortgage rate lock commitments	$17,534,000		$14,867,000		$6,441,000
Total loan sales and securitizations	$12,777,311		$10,829,798		$4,362,518

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2012		June 30, 2011
Description	(000's)	bps	(000's)	bps
Valuation gain (loss):
Value of interest rate locks	$61,423	26	$(3,476)	(3)
Value of forward sales	(3,316)	(1)	(44,018)	(43)
Fair value of loans held-for-sale	297,805	126	127,082	124
LOCOM adjustments on loans held-for-investment	(21)	—	16	—
Total valuation gains	355,891	151	79,604	78

Sales gains (losses):
Marketing gains, net of adjustments	312,203	133	22,616	22
Pair-off (losses) gains	(239,883)	(102)	(8,494)	(8)
Provision for representation and warranty reserve	(10,693)	(5)	(3,714)	(4)
Total sales gains	61,627	26	10,408	10
Total gain on loan sales and securitizations	$417,518	177	$90,012	88
Total mortgage rate lock commitments	$32,401,000		$11,956,000
Total loan sales and securitizations	$23,607,109		$10,192,026

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2012		March 31, 2012		June 30, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans held-for-sale	$2,977,233	3.91%	$2,393,725	4.05%	$1,509,692	4.72%
Loans repurchased with government guarantees	2,067,022	3.36%	2,022,338	3.38%	1,752,817	3.03%
Loans held-for-investment:
Consumer loans (1)	4,635,259	4.38%	4,990,828	4.33%	4,551,266	4.59%
Commercial loans (1)	1,835,897	3.97%	1,755,917	4.21%	1,211,284	4.85%
Loans held-for-investment	6,471,156	4.27%	6,746,745	4.30%	5,762,550	4.65%
Securities classified as available-for-sale or trading	642,389	4.27%	786,275	4.36%	724,694	4.94%
Interest-earning deposits and other	785,437	0.24%	691,585	0.24%	1,548,231	0.25%
Total interest-earning assets	12,943,237	3.80%	12,640,668	3.89%	11,297,984	3.82%
Other assets	1,571,239		1,566,508		1,612,293
Total assets	$14,514,476		$14,207,176		$12,910,277
Interest-Bearing Liabilities:
Demand deposits	$361,916	0.24%	$346,542	0.26%	$409,663	0.33%
Savings deposits	1,829,592	0.75%	1,610,197	0.83%	1,182,145	0.79%
Money market deposits	482,296	0.49%	486,907	0.54%	579,361	0.73%
Certificate of deposits	3,113,134	1.27%	3,084,884	1.35%	3,002,363	1.81%
Total retail deposits	5,786,938	0.98%	5,528,530	1.06%	5,173,532	1.34%
Demand deposits	95,805	0.49%	98,724	0.49%	66,549	0.55%
Savings deposits	272,119	0.56%	270,601	0.57%	433,642	0.65%
Certificate of deposits	361,315	0.66%	392,656	0.66%	237,600	0.67%
Total government deposits	729,239	0.60%	761,981	0.61%	737,791	0.65%
Wholesale deposits	339,018	3.78%	357,532	3.74%	741,024	3.46%
Total deposits	6,855,195	1.07%	6,648,043	1.15%	6,652,347	1.50%
FHLB advances	3,996,527	2.76%	4,097,630	2.69%	3,400,202	3.56%
Other	248,585	2.81%	248,585	2.88%	248,610	2.61%
Total interest-bearing liabilities	11,100,307	1.72%	10,994,258	1.76%	10,301,159	2.21%
Other liabilities	2,307,945		2,076,300		1,404,466
Stockholder's equity	1,106,224		1,136,618		1,204,652
Total liabilities and stockholder's equity	$14,514,476		$14,207,176		$12,910,277

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2012		June 30, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans held-for-sale	$2,685,479	3.97%	$1,596,272	4.57%
Loans repurchased with government guarantees	2,044,680	3.37%	1,749,124	2.98%
Loans held-for-investment:
Consumer loans (1)	4,813,043	4.36%	4,583,299	4.72%
Commercial loans (1)	1,795,907	4.09%	1,219,834	4.85%
Loans held-for-investment	6,608,950	4.28%	5,803,133	4.75%
Securities classified as available-for-sale or trading	714,332	4.32%	677,332	5.04%
Interest-earning deposits and other	738,511	0.24%	1,559,170	0.25%
Total interest-earning assets	12,791,952	3.84%	11,385,031	3.85%
Other assets	1,568,874		1,638,684
Total assets	$14,360,826		$13,023,715
Interest-Bearing Liabilities:
Demand deposits	$354,229	0.25%	$404,043	0.36%
Savings deposits	1,719,894	0.79%	1,128,994	0.85%
Money market deposits	484,602	0.51%	567,737	0.76%
Certificate of deposits	3,099,009	1.31%	3,093,482	1.87%
Total retail deposits	5,657,734	1.01%	5,194,256	1.41%
Demand deposits	97,265	0.49%	72,117	0.55%
Savings deposits	271,360	0.57%	395,593	0.65%
Certificate of deposits	376,985	0.66%	244,584	0.68%
Total government deposits	745,610	0.61%	712,294	0.65%
Wholesale deposits	348,275	3.76%	790,772	3.40%
Total deposits	6,751,619	1.11%	6,697,322	1.56%
FHLB advances	4,047,079	2.72%	3,434,438	3.53%
Other	248,585	2.84%	248,610	2.61%
Total interest-bearing liabilities	11,047,283	1.74%	10,380,370	2.24%
Other liabilities	2,192,122		1,418,516
Stockholder's equity	1,121,421		1,224,829
Total liabilities and stockholder's equity	$14,360,826		$13,023,715

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Pre-tax, pre-credit-cost revenue
Income (loss) before tax provision	$87,887	$(7,309)	$(69,904)	$80,577	$(96,605)
Add back:
Provision for loan losses	58,428	114,673	48,384	173,101	76,693
Asset resolution	20,851	36,770	23,282	57,621	61,391
Other than temporary impairment on AFS investments	1,017	1,175	15,584	2,192	15,584
Representation and warranty repurchase reserve - change in estimate	46,028	60,538	21,364	106,566	41,791
Write down of residual interest	1,244	409	2,258	1,653	4,640
Total credit-related costs:	127,568	213,565	110,872	341,133	200,099
Pre-tax, pre-credit-cost revenue	$215,455	$206,256	$40,968	$421,710	$103,494

Efficiency ratio (credit-adjusted)
Net interest income (a)	$75,478	$74,733	$51,324	$150,211	$103,897
Non-interest income (b)	240,334	221,377	58,078	461,710	154,344
Add: Representation and warranty repurchase reserve - change in estimate (d)	46,028	60,538	21,364	106,566	41,791
Adjusted revenue	361,840	356,648	130,766	718,487	300,032
Non-interest expense (c)	169,497	188,746	130,922	358,243	278,153
Less: Asset resolution expense (e)	(20,581)	(36,770)	(23,282)	(57,621)	(61,391)
Adjusted non-interest expense	$148,916	$151,976	$107,640	$300,622	$216,762
Efficiency ratio (c/(a+b))	53.7%	63.7%	119.7%	58.5%	107.7%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	41.2%	42.6%	82.3%	41.8%	72.2%

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$538,834	$515,269	$603,082	513,431

Tier 1 capital	$1,295,962	$1,207,237	$1,215,220	1,267,885
Allowance for loan losses	287,000	281,000	318,000	274,000
Tier 1 capital + allowance for loan losses	$1,582,962	$1,488,237	$1,533,220	1,541,885
Non-performing assets / Tier 1 capital + allowance for loan losses	34.0%	34.6%	39.3%	33.3%

Tier 1 common (to risk-weighted assets)
Tier 1 capital (to adjusted total assets)	$1,295,962	$1,207,237	$1,215,220	$1,267,885
Adjustments
Preferred stock	(266,657)	(266,657)	(266,657)	(266,657)
Qualifying trust preferred securities	(240,000)	(240,000)	(240,000)	(240,000)
Tier 1 common	789,305	700,580	708,563	761,228
Total risk-weighted assets (1)	$8,224,348	$8,168,050	$7,905,062	$6,870,929
Tier 1 common (to risk-weighted assets) ratio	9.60%	8.58%	8.96%	11.08%

(1)
Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.